UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 31, 2007

aQuantive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington		98104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-816-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on January 31, 2007, the Compensation Committee of the Board of Directors of aQuantive, Inc. (the "Company") approved the 2007 Executive Committee bonus program (the "EC Bonus Plan"). This bonus plan covers the Company’s Chief Executive Officer and his six executive officer direct reports. Under the EC Bonus Plan, executive officer bonuses relating to 2007 performance will be determined by the Compensation Committee based upon achievement of specified adjusted operating income targets for the year, as well as other qualitative factors.

Under the 2007 EC Bonus Plan, the Compensation Committee established a target bonus amount for each executive officer, which is based on a percentage of base salary. The target bonus amounts range from 50% to 80% of base salary. At the conclusion of the fiscal year, the EC Bonus Plan will be funded at a level determined based on the Company's performance with respect to the adjusted operating income targets. The EC Bonus Plan provides for funding of 100% of the aggregate bonus target amounts if the "on target" adjusted operating income target is met, for partial funding in certain circumstances if performance is below the target level, and for funding of up to 200% of the aggregate bonus target amounts if stretch adjusted operating income targets are achieved. If the stretch targets are exceeded, the Compensation Committee may in its discretion fund the EC Bonus Plan with additional amounts. Once the aggregate pool, if any, is determined, each executive officer's bonus amount will be determined based on both achievement of financial goals and on the executive officer's performance as measured against his or her objectives for the year. Both the size of the bonus pool and individual bonus awards are subject to the discretion of the Compensation Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

aQuantive, Inc.

February 6, 2007	By:	Linda Schoemaker

Name: Linda Schoemaker
Title: SVP and General Counsel